Exhibit 99.1

For immediate release

Avanex Receives Nasdaq Deficiency Notice Related to Minimum Bid Price Rule

FREMONT, Calif. – March 7, 2008 — Avanex Corporation (NASDAQ: AVNX), a leader in telecommunication modules and sub-systems that enable next-generation optical networks, today announced that on March 5, 2008, it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC confirming that for the previous thirty consecutive trading days, the bid price of Avanex’s common stock closed below the minimum $1.00 per share requirement for continued listing set forth in Marketplace Rule 4450(a)(5).

In accordance with Marketplace Rule 4450(e)(2), Avanex will be provided 180 calendar days, or until September 2, 2008, to regain compliance with the minimum $1.00 per share bid price requirement. If, at any time before September 2, 2008, the bid price of Avanex’s common stock closes at or above $1.00 per share for a minimum of ten consecutive trading days (or such longer period of time as may be required by Nasdaq, in its discretion), Avanex expects the Staff to provide written notification that Avanex has complied with Rule 4450(a)(5). Avanex intends to actively monitor the bid price for its common stock between now and September 2, 2008, and consider implementation of various options available to Avanex if its common stock does not trade at a level that is likely to regain compliance.

About Avanex

Avanex Corporation meets the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. Our solutions enable optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, and amplification, and include network-managed subsystems. Avanex Corporation, incorporated in 1997, is headquartered in Fremont, California, and maintains facilities in New York, Florida, China, France, Italy, and Thailand. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Contact Information:

Investor Relations:

Brooke Deterline

510-897-4188 / ir@avanex.com